UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2016 (February 5, 2016)

TAL INTERNATIONAL GROUP, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-126317	20-1796526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Manhattanville Road
Purchase, New York 10577-2135
(Address of Principal Executive Offices, including Zip Code)

Telephone: (914) 251-9000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On February 5, 2016, TAL International Container Corporation, a wholly owned subsidiary of TAL International Group, Inc., as Borrower, entered into a Modification of Term Loan Agreement with SunTrust Bank, as Administrative Agent and Collateral Agent, and the lenders thereto to modify the Term Loan Agreement dated April 2, 2014 (“Term Loan Agreement”) to make Incremental Loans in the aggregate amount of $100 million. The Incremental Loans have the same maturity date and interest rate as the outstanding Term Loans and all other terms and conditions of the Term Loan Agreement remain the same. The proceeds will be used to finance the acquisition of equipment and for other general corporate purposes. After giving effect to such Incremental Loans, the unpaid principal balance of all the Term Loans made under the Term Loan Agreement is $407,125,000 as of February 5, 2016.

Related to the above, TAL Advantage I LLC, an indirect wholly owned subsidiary of TAL International Group, Inc., has also given notice to noteholders that it will repay in full the TAL Advantage I LLC Series 2005-1 Notes on February 11, 2016 and the TAL Advantage I LLC Series 2006-1 Notes on February 22, 2016.

TAL International Group, Inc. issued a press release on February 10, 2016 (attached hereto as Exhibit 99.1), announcing the above transactions. The press release also provides an update on the previously announced planned merger with Triton Container International Limited.

Item 2.03. Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAL International Group, Inc.

Dated: February 10, 2016	By:	/s/ John Burns
		Name:	John Burns
		Title:	Senior Vice President and Chief Financial Officer